EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Karen Marryat
SVP/Chief Marketing Officer
Telephone:	(781) 474-5460

NB Bancorp, Inc. Completes Initial Public Offering

Needham, Massachusetts, December 27, 2023. NB Bancorp, Inc. (the “Company”), the holding company of Needham Bank, announced today that it has completed its initial public offering in connection with the conversion of NB Financial, MHC from the mutual holding company to the stock holding company form of organization.  Both the stock offering and the conversion are effective following the close of business today.  The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the trading symbol “NBBK” on December 28, 2023.

In the offering, the Company sold 40,997,500 shares of the Company’s common stock at a price of $10.00 per share. The Company also contributed 1,708,229 shares of common stock and $2.0 million in cash to Needham Bank Charitable Foundation, Inc.  As previously disclosed, Needham Bank’s employee stock ownership plan intends to purchase up to 8.0% of the Company’s outstanding shares of common stock. Accordingly, the employee stock ownership plan intends to purchase up to 3,416,458 shares of Company common stock in the open market.

Persons wishing to confirm their stock allocations may contact the Stock Information Center at (844) 305-2265, which will be open Monday through Friday, from 10:00 a.m. to 4:00 p.m., Eastern Time, except on bank holidays.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration Statements reflecting the shares purchased in the stock offering, a check for any interest due on funds submitted and, if any subscription was not filled in full, any refund due on or about December 27, 2023.

Luse Gorman, PC is acting as legal counsel to the Company and the Bank.  Piper Sandler & Co. has acted as marketing agent for the Company in connection with the offering, and Goodwin Procter LLP has acted as legal counsel to Piper Sandler & Co. in the offering.

About NB Bancorp, Inc. and Needham Bank
NB Bancorp is the registered bank holding company of Needham Bank.  Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district.  Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC and DIF.

Disclosures Concerning Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include possible unforeseen delays in delivering Direct Registration Statements or refund and interest checks; and/or delays in the start of trading due to market disruptions or otherwise.